CONSENT OF PROFESSIONAL

PEPPERMILL CAPITAL CORPORATION
1819 - Clarkson Road - Suite 204
Chesterfield, Missouri
63017

Re: Form S-4 Filing

Pursuant to the policies of the Securities and Exchange Commission in connection with the Form S-4A Filing ("the Statement") dated January 11, 2001 of Peppermill Capital Corporation ("the Company"), the undersigned hereby states that we:

1. are the authors of the valuation report and related fairness opinion (the "Report") dated December 2, 1999 pertaining to the Company and Varner Technologies Inc. ("VTI"), a summary of which is contained in the Statement of the Company;

2. hereby consent to the use of the name "Evans & Evans, Inc." in the Statement and to the use of the summary of the Report in the Statement; and

3. have read the summary contained in the Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or as a result of the services performed by Evans & Evans, Inc. in connection with the Report.

     DATED at Vancouver, British Colombia, this 11th day of January, 2001.



/s/ EVANS & EVANS, INC.


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